Exhibit 99.1

Tel-Instrument Electronics Corp. Announces Acceptance of Plan by NYSE MKT

East Rutherford, NJ – September 4, 2013 – Tel Instrument Electronics Corp. (“Tel” or “Company”) announced today that it continues to be listed on the NYSE MKT (“Exchange”) pursuant to an extension.

The Company had previously received a letter from the Staff of the NYSE MKT (“Exchange”) that, based on the Tel’s financial statements at March 31, 2013, Tel was no longer in compliance with the minimum stockholders’ equity requirement of $4.0 million, and had also reported net losses in three of its last four fiscal years, as set forth in Section 1003(a)(ii) of the NYSE MKT Company Guide.

The Company was afforded the opportunity to submit a plan of compliance to the Exchange and based on information provided by the Company, the Exchange notified the Company that it accepted the Company’s plan of compliance and granted an extension until November 7, 2014.

The Company will be subject to periodic review by the Exchange Staff during the extension period. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Exchange Staff initiating delisting proceedings.

About Tel-Instrument Electronics Corp

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com

# # #

This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company’s previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Contacts

Tel-Instrument Electronics Corp
Joseph P. Macaluso, 201-933-1600
or
Institutional Marketing Services (IMS)
John Nesbett or Jennifer Belodeau
203-972-9200
jnesbett@institutionalms.com